Exhibit 99.1

Name and Address of Reporting Person:	York Capital Management Global Advisors LLC
767 Fifth Avenue
New York, NY 10153

Issuer Name and Ticker or Trading Symbol:	NextDecade Corporation [NEXT]

Date of Earliest Transaction to be Reported
(Month/Day/Year):	January 26, 2018

Footnotes to Form 4

(1)  This statement is being filed by the following Reporting Persons: York Capital Management Global Advisors LLC (“YGA”); York Capital Management, L.P. (“York Capital”); York Credit Opportunities Fund, L.P. (“York Credit Opportunities”); York Credit Opportunities Investments Master Fund, L.P. (York Credit Opportunities Master”); York European Distressed Credit Fund II, L.P. (“York European Fund”); York Multi-Strategy Master Fund, L.P. (“York Multi-Strategy”); Dinan Management, L.L.C. (“Dinan Management”); York Credit Opportunities Domestic Holdings, LLC (“York Credit Opportunities Domestic”); York European Distressed Credit Holdings II, LLC (“York European Holdings”); Matthew Bonnano; David Magid; and William Vrattos.

(2)  Represents: 15,336 shares sold by York Capital; 19,503 shares sold by York Credit Opportunities; 20,957 shares sold by York Credit Opportunities Master; 4,187 shares sold by York European Fund; and 22,517 shares sold by York Multi-Strategy.

(3) Represents 10,997,590 shares directly held by York Capital (including 1,807,584 shares issuable pursuant to that certain Agreement and Plan of Merger, dated April 17, 2017, by and among Harmony Merger Corporation, Harmony Merger Sub, LLC, NextDecade, LLC and certain members of NextDecade, LLC and entities affiliated with such members (the “Merger Agreement”) upon the satisfaction of certain milestones), 13,990,688 shares directly held by York Credit Opportunities (including 2,303,585 shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones), 9,718,880 shares held directly held by York Select Strategy Master Fund, L.P. (including 1,557,458 contingent shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones), 15,000,373 shares directly held by York Credit Opportunities Master (including 2,441,678 shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones), 2,996,583 shares directly held by York European Fund (including 487,774 shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones), and 16,116,297 shares directly held by York Multi-Strategy (including 2,623,329 shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones).

(4)  YGA is the sole managing member of: Dinan Management, which in turn is the general partner of each of York Capital and York Multi-Strategy; York Select Domestic Holdings, LLC, which in turn is the general partner of York Select Strategy Master Fund L.P.; York European Holdings, which in turn is the general partner of York European Fund; and York Credit Opportunities Domestic, which in turn is the general partner of York Credit Opportunities and York Credit Opportunities Master. Mr. Bonnano is a Partner and Co-Head of North American Credit at York Capital and director of the Issuer. Mr. Magid is a Research Analyst at York Capital and a director of the Issuer.  Mr. Vrattos is a Partner and Co-Chief Investment Officer at York Capital and director of the Issuer.

(5) Each of the Reporting Persons disclaims beneficial ownership of the shares reported herein, except to the extent of its or his pecuniary interest.